CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Minimum Return Resetting Capital Protected Notes due 2013	$4,400,000	$172.92

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 530 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated March 24, 2008
Rule 424(b)(2)

$4,400,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Shares of the iShares® MSCI Emerging Markets Index Fund

Unlike ordinary debt securities, the notes do not pay any interest.  Instead, at maturity for each note which you hold, you will receive the $10 stated principal amount multiplied by the product of the quarterly performances, subject to a minimum payment at maturity of $11.00.  The quarterly performances assess the performance of the shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the underlying shares, over each quarterly valuation period during the term of the notes, subject to a maximum quarterly performance, as described below.  In no event will the payment at maturity be less than $11.00, or 110% of the stated principal amount.
•	The stated principal amount and issue price of each note is $10.
•	We will not pay interest on the notes.
•	The notes guarantee payment of 110% of the stated principal amount at maturity. At maturity you will receive for each note that you hold, the greater of the share-based payment amount and $11.00.
•	The share-based payment amount is equal to the product of (i) $10 and (ii) the product of the quarterly performances for each of the 20 quarterly valuation periods during the term of the notes.
º
The quarterly performance in each quarterly valuation period is equal to (i) the closing price of the underlying shares at the end of that quarterly valuation period divided by (ii) the closing price of the underlying shares at the start of that quarterly valuation period, subject to the maximum quarterly performance for each quarterly valuation period, which is 7%.

	º	The closing price of the underlying shares on the pricing date, which is the start of the first quarterly valuation period, is $134.01.
•	Investing in the notes is not equivalent to investing in the underlying shares.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 61747W182.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on PS-13.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER NOTE

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per note	$10	$0.30	$9.70
Total	$4,400,000	$132,000	$4,268,000

(1)
The notes will be issued at $10 per note and the agent’s commissions will be $0.30 per note; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of notes will be $9.95 per note and $0.25 per note, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of notes will be $9.925 per note and $0.225 per note, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of notes will be $9.90 per note and $0.20 per note, respectively.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)    an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)    an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)    otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the performance of shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the underlying shares, over each quarterly valuation period during the term of the notes.  These notes combine features of debt and equity by offering at maturity repayment of 110% of the stated principal amount and the opportunity to participate in the upside potential of the underlying shares, as measured by the quarterly performance of the underlying shares, subject to a maximum quarterly performance.  The notes have been designed for investors who are willing to forgo market floating interest payments on the notes in exchange for the amount, if any, by which the share-based performance amount exceeds the principal amount of the notes.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”).

Each note costs $10
We, Morgan Stanley, are offering Minimum Return Resetting Capital Protected Notes due March 28, 2013, Based on the Shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the notes.  The stated principal amount and issue price of each note is $10.  The notes guarantee payment of 110% of the stated principal amount thereof at maturity; however, your participation in any increase in the value of the underlying shares for any quarterly valuation period is limited to the maximum quarterly performance, which is 1.07 (corresponding to a 7% quarterly increase in the underlying shares value).  We determined the maximum quarterly performance on the day we priced the notes for initial sale to the public, which we refer to as the pricing date.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

Payment at maturity
Unlike ordinary debt securities, the notes do not pay interest.  Instead, at maturity, you will receive for each $10 stated principal amount of notes an amount in cash equal to the greater of (i) $11.00 and (ii) the share-based payment amount.

The share-based payment amount will equal $10 times the product of the quarterly performances of the underlying shares over the term of the notes, as described below, subject in each quarterly valuation period to the maximum quarterly performance.

Minimum Payment Amount

For each note, the minimum payment amount is equal to $11.00 (110% of the stated principal amount).

How the payment at maturity is determined
The payment at maturity on the notes, which we refer to as the maturity redemption amount, will be determined by the calculation agent, as follows:

•      First, determine the quarterly performance for each quarterly valuation period for the notes.  The quarterly performance for each quarterly valuation period may be no greater than the maximum quarterly performance.

• Second, determine the share-based payment amount for the notes by multiplying $10 by the product of the quarterly performances for the notes.

•      Last, if the share-based payment amount is less than $11.00 for each note, you will receive the minimum payment amount of $11.00 for each note.  If the share-based payment amount for the notes is greater than the minimum payment amount for the notes, you will receive the share-based payment amount for the notes.

How the quarterly performance is determined
The quarterly performance for any quarterly valuation period will be equal to (a) the closing price of the underlying shares on the period valuation date at the end of the relevant quarterly valuation period divided by (b) the closing price of the underlying shares on the period valuation date at the start of such quarterly valuation period; provided that the closing price of the underlying shares at the start of the first quarterly valuation period will be the closing price for the underlying shares on the pricing date.  The closing price of the underlying shares will be subject to an adjustment factor, initially set at 1.0, to reflect certain corporate events affecting the underlying shares.

The quarterly performance will be calculated in accordance with the following formula:

Quarterly performance	=	the lesser of	Underlying share price at end of quarterly valuation period	and	1.07
Underlying share price at start of quarterly valuation period

In no event will the quarterly performance exceed 1.07 (or, measured in percentage terms, a 7% increase in the price of the underlying shares) in any quarterly valuation period. Consequently, you will not participate in any quarterly increase in the price of the underlying shares to the extent that the quarterly increase exceeds the maximum quarterly performance.

Each quarterly valuation period will begin on a period valuation date and end on the immediately succeeding period valuation date, except that the first quarterly valuation period will begin on the pricing date. The period valuation dates for the notes will be the last scheduled trading day of each March, June, September and December, beginning March 2008 and ending in March 2013, provided that the period valuation date in March 2008 will be the pricing date and the period valuation date in March 2013 will be March 26, 2013, which is the second scheduled trading day prior to the maturity date.  The closing price of the underlying shares on the pricing date is $134.01. The period valuation dates are subject to postponement, as described in the section of this pricing supplement called “Description of Notes—Period Valuation Dates.”

The share-based payment amount is likely to be less than the simple price return of the underlying shares
Because your participation in the quarterly performance of the underlying shares is limited by the maximum quarterly performance, the return on your investment in the notes at maturity is likely to be less than the return you would have received if you had invested $10 in an investment linked to the underlying shares that measured the performance of the underlying shares by comparing the closing price of the underlying shares at maturity with the price of the underlying shares on the pricing date, which we refer to as the simple price return of the underlying shares.  When we refer to the simple price return of the underlying shares in this pricing supplement, we are not including dividends, if any, paid on the underlying shares over the term of the notes.

The amount of the discrepancy, if any, between the share-based payment amount and a payment linked to the simple price return of the underlying shares will primarily depend on how often and by how much any of the quarterly performances exceed the maximum quarterly performance during the 20 quarterly valuation periods over the term of the notes.

Conversely, if the simple price return of the underlying shares over the term of the notes is less than $11.00, the minimum payment amount of $11.00 per note will be higher than the return on a comparable investment based directly on the price return on the underlying shares.

Please review the examples beginning on PS-8, under “Hypothetical Payouts on the Notes,” which explain in more detail how the share-based payment amount is calculated and how the return on your investment in the notes may be more or less than the simple price return of the underlying shares.

You can review the historical prices of the underlying shares in the section of this pricing supplement called “Description of Notes—Historical Information.”

The iShares® MSCI Emerging Markets Index Fund
The underlying shares are shares of the iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company.  iShares®, Inc. consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  It is possible that this fund may not fully replicate the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

MSCI Emerging Markets Index
The MSCI Emerging Markets Index is calculated, published and disseminated daily by MSCI Inc., which we refer to as MSCI, a majority-owned subsidiary of Morgan Stanley, and is designed to measure equity market performance in the global emerging markets.  For further information regarding the MSCI Emerging Markets Index and currency exchange rate risk, see “Risk Factors—The notes are subject to currency exchange risk” and “Description of Notes—The MSCI Emerging Markets Index.”

MSCI is our subsidiary
MSCI publishes the MSCI Emerging Markets Index and is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the design and maintenance of the MSCI Emerging Markets Index, including decisions regarding the calculation of the MSCI Emerging Markets Index, such as the addition and deletion of component stocks and other methodological modifications of the MSCI Emerging Markets Index.  The actions and judgments of MSCI may affect the value of the MSCI Emerging Markets Index and, consequently, could adversely affect the closing price of the underlying shares, to the extent that the underlying shares generally track the MSCI Emerging Markets Index, and the value of the notes.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York Banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the closing price of the underlying shares on the pricing date and will determine the closing price of the underlying shares on each period valuation date, will calculate the quarterly performances for the notes, the share-based payment amount for the notes, and the payment to you at maturity, and will determine whether a market disruption event has occurred and make adjustments to the adjustment factor.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will be required to include in income original issue discount based on the comparable yield (as discussed in this pricing supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes.  Any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Non-U.S. Holders.”

You should consult your own tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—Floating Rate Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.”  The tax treatment of investments in equity-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

The share-based payment amount is based on the closing price of the underlying shares determined over each quarterly valuation period.  Because the price of the underlying shares may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.  The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the price of the underlying shares on the amount payable to you at maturity.  However, no assurance can be given that the price of the underlying shares will appreciate or depreciate over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the price of the underlying shares over the term of the notes, which we refer to as the volatility of the underlying shares, may be significantly different than the volatility of the underlying shares implied by any of the examples.  The prices of the underlying shares used to determine the quarterly performances of the notes will be based on the closing prices of the underlying shares at the beginning and end of each quarterly valuation period, as adjusted by the adjustment factor.

The hypothetical examples below determine all dollar amounts related to the share-based payment amount by rounding to the nearest one hundredth thousandth, which will be the calculation method actually used by the calculation agent for this offering.  See “Description of Notes—Calculation Agent.”

The share-based payment amount for each of the examples below is calculated using the following formula:

Share-based payment amount	=	$10 x (product of the quarterly performances for each quarterly valuation period)

where,

Quarterly performance	=	lesser of	Underlying share closing price at end of quarterly valuation period	and 1.07
Underlying share closing price at start of quarterly valuation period

The maximum quarterly performance is 1.07. The closing price of the underlying shares will be subject to an adjustment factor, initially set at 1.0, to reflect certain corporate events affecting the underlying shares.

Beginning on PS-11, we have provided examples of the hypothetical payouts on the notes.  Below is a simplified example to illustrate how the share-based payment amount is calculated.  For purposes of the following illustration, assume a hypothetical note with four quarterly valuation periods, with an initial underlying share price of $140 and a maximum quarterly performance of 1.07.

If the price of the underlying shares at the end of each quarterly valuation period is 147, 154, 168 and 162.40, respectively, the quarterly performance for each of the quarterly valuation periods would be as follows:

Quarter	Initial underlying share price	Final underlying share price			Underlying share performance	Quarterly performance
1st Quarter	140	147	147	=	1.05000	1.05000
			140
2nd Quarter	147	154	154	=	1.04762	1.04762
			147
3rd Quarter	154	168	168	=	1.09091	1.07	(lesser of 1.09091 and 1.07)
			154
4th Quarter	168	162.40	162.40	=	.96667	.96667
			168

The share-based payment amount equals $10 times the product of each of the quarterly performances.  Based on the quarterly performances in the above example, the share-based payment amount would be calculated as follows:

$10     x     (1.05000    x    1.04762    x    1.07    x     .96667)     =     $11.3777

The share-based payment amount of $11.3777 represents an increase of 13.777% above the stated principal amount of the notes.  Because the quarterly performance for the quarterly valuation period ending in the third quarter was limited to the maximum quarterly performance of 1.07, the return of the share-based payment amount as a percentage of the stated principal amount is less than the simple return of the underlying shares.  The simple return of the underlying shares, which we refer to as the simple price return of the underlying shares, would measure the overall performance of the underlying shares by dividing the underlying share price at the end of the final quarterly valuation period by the underlying share price on the day we priced the notes for initial sale to the public and would be calculated as follows:

Simple price return of the underlying shares	=	162.40	=	16%
140

The simple price return of the underlying shares of 16% on a $10 note would result in an investment return of $11.60, which is greater than the share-based payment amount of $11.3777.  The simple price return of the underlying share price does not include dividends, if any, paid on the underlying shares over the term of the notes.

A set of hypothetical examples follows below.  The examples are intended to illustrate the effect of a maximum quarterly performance on a hypothetical investment in the notes.

The examples beginning on PS-11 are based on the following hypothetical terms:

•	Quarterly valuation periods: 15

•	Initial underlying share price: $140

•	Minimum payment amount: $11.00

•	Maximum quarterly performance: 1.07 (equivalent to a quarterly return of the underlying shares of 7%)

The trends and share-based payment amounts described in the examples below are hypothetical and are provided only as an illustration.  The actual trends of the underlying share price and the resulting share-based payment amount over the 20 quarterly valuation periods of the notes will be different than the examples.

As you review the examples, please note that although the maximum quarterly performance for any quarter is 1.07 (equivalent to a quarterly return of the underlying shares of 7%), in measuring the underlying share performance for the subsequent quarterly period we will use the actual underlying share price at the start of the quarterly valuation period for that subsequent quarterly period rather than the underlying share price that would have resulted from an increase of 7% in the underlying share price during the previous quarter.  For example, in Example 3, the underlying share price increases from 193.20 to 233.80 for the sixth quarterly valuation period, resulting in an underlying share quarterly performance of 1.21014 (equivalent to an increase in the underlying share price of 21.014% in that quarter) but a quarterly performance of 1.07.  In the subsequent quarterly period the underlying share quarterly performance is measured using 233.80 as the starting value of the underlying share price for that subsequent quarterly period rather than 206.724, the underlying share price that would have resulted from an increase of 7% in the underlying share price during the previous quarterly period.

Quarterly periods which resulted in an increase in the underlying share value in excess of the maximum quarterly performance for the notes are indicated in bold typeface below.

	Example 1			Example 2			Example 3
Quarterly valuation period	Hypothetical ending underlying share price	Underlying share price performance	Quarterly performance	Hypothetical ending underlying share price	Underlying share price performance	Quarterly Performance	Hypothetical ending underlying share price	Underlying share price performance	Quarterly Performance
Q1	145.60	1.04000	1.04000	145.60	1.04000	1.04000	145.60	1.04000	1.04000
Q2	151.20	1.03846	1.03846	149.80	1.02885	1.02885	170.80	1.17308	1.07000
Q3	158.20	1.04630	1.04630	189.00	1.26168	1.07000	159.60	0.93443	0.93443
Q4	165.20	1.04425	1.04425	151.20	0.80000	0.80000	194.60	1.21930	1.07000
Q5	172.20	1.04237	1.04237	156.80	1.03704	1.03704	193.20	0.99281	0.99281
Q6	180.60	1.04878	1.04878	162.40	1.03571	1.03571	233.80	1.21014	1.07000
Q7	189.00	1.04651	1.04651	169.40	1.04310	1.04310	196.00	0.83832	0.83832
Q8	197.40	1.04444	1.04444	190.40	1.12397	1.07000	191.80	0.97857	0.97857
Q9	205.80	1.04255	1.04255	212.80	1.11765	1.07000	200.20	1.04380	1.04380
Q10	215.60	1.04762	1.04762	217.00	1.01974	1.01974	233.80	1.16783	1.07000
Q11	224.00	1.03896	1.03896	219.80	1.01290	1.01290	229.60	0.98204	0.98204
Q12	228.20	1.01875	1.01875	229.60	1.04459	1.04459	240.80	1.04878	1.04878
Q13	235.20	1.03067	1.03067	240.80	1.04878	1.04878	236.60	0.98256	0.98256
Q14	239.40	1.01786	1.01786	239.40	0.99419	0.99419	264.60	1.11834	1.07000
Q15	245.00	1.02339	1.02339	245.00	1.02339	1.02339	245.00	0.92593	0.92593
	Share-based payment amount:		$17.50	Share-based payment amount:		$13.53	Share-based payment amount:		$10.86
	Minimum payment amount:		$11.00	Minimum payment amount:		$11.00	Minimum payment amount:		$11.00
	Maturity redemption amount:		$17.50	Maturity redemption amount:		$13.53	Maturity redemption amount:		$11.00
	Simple price return of the underlying shares:		$17.50	Simple price return of the underlying shares:		$17.50	Simple price return of the underlying shares:		$17.50

In Examples 1, 2 and 3, the underlying share price increases 75% over the term of the notes and ends above the initial price of $140.  However, each example produces a different return on an investment in the notes because the hypothetical performance of the underlying shares over the term of the notes is different in each example.
•
In Example 1, the quarterly performance never exceeds the maximum quarterly performance of 1.07, and consequently, the share-based payment amount equals $17.50, which is equivalent to the simple price return of the underlying shares of $17.50  Therefore, the amount payable at maturity for each note would be the share-based payment amount of $17.50, representing a 75% increase above the stated principal amount.

•
In Example 2, the underlying share price increases more than 7% in the third, eighth and ninth quarterly valuation periods, and the quarterly performances for each of those periods is limited to the maximum of 1.07.  Any significant decrease in the underlying share price (see, for example, the fourth quarterly valuation period) is not subject to any corresponding limit.  Consequently, the share-based payment amount of $13.53 is less than the simple price return of the underlying shares of $17.50.  Therefore, although the underlying share price increases 75% over the term of the notes, the amount payable at maturity is $13.53 for each note, representing approximately a 35.3% increase above the stated principal amount.

•
In Example 3, the underlying share price increases more than 7% in the second, fourth, sixth, tenth and fourteenth quarterly valuation periods, and the quarterly performance for each of those periods is limited to the maximum of 1.07.  Any significant decrease in the underlying share price (see, for example, the seventh quarterly valuation period) is not subject to a corresponding limit.  Consequently, the share-based payment amount of $10.86 is significantly less than the simple price return of the underlying shares of $17.50.  Therefore, although the underlying share price increases 75% over the term of the notes, the amount payable at maturity is the $11.00 minimum payment amount for each note, representing only a 10% increase above the stated principal amount.

	Example 4			Example 5
Quarterly	Hypothetical ending underlying share price	Underlying share price performance	Quarterly performance	Hypothetical ending underlying share price	Underlying share price performance	Quarterly performance
valuation
period
Q1	145.60	1.04000	1.04000	144.20	1.03000	1.03000
Q2	137.20	0.94231	0.94231	151.20	1.04854	1.04854
Q3	130.20	0.94898	0.94898	158.20	1.04630	1.04630
Q4	134.40	1.03226	1.03226	189.00	1.19469	1.07000
Q5	126.00	0.93750	0.93750	154.00	0.81481	0.81481
Q6	121.80	0.96667	0.96667	179.20	1.16364	1.07000
Q7	123.20	1.01149	1.01149	214.20	1.19531	1.07000
Q8	127.40	1.03409	1.03409	196.00	0.91503	0.91503
Q9	121.80	0.95604	0.95604	175.00	0.89286	0.89286
Q10	117.60	0.96552	0.96552	211.40	1.20800	1.07000
Q11	123.20	1.04762	1.04762	184.80	0.87417	0.87417
Q12	121.80	0.98864	0.98864	221.20	1.19697	1.07000
Q13	116.20	0.95402	0.95402	228.20	1.03165	1.03165
Q14	113.40	0.97590	0.97590	198.80	0.87117	0.87117
Q15	119.00	1.04938	1.04938	170.80	0.85915	0.85915
	Share-based payment amount:		$8.50	Share-based payment amount:		$7.12
	Minimum payment amount:		$11.00	Minimum payment amount:		$11.00
	Maturity redemption amount:		$11.00	Maturity redemption amount:		$11.00
	Simple price return of the underlying shares:		$8.50	Simple price return of the underlying shares:		$12.20

•
In Example 4, the underlying share price decreases over the term of the notes and ends below the initial price of $140.  The quarterly performances of the underlying shares never exceed the maximum quarterly performance of 1.07, and consequently, the share-based payment amount equals $8.50, which is equivalent to the simple price return of the underlying shares of $8.50.  Although the underlying share price decreases 15% over the term of the notes, the amount payable at maturity of the notes is the minimum payment amount.  Therefore, the investor in the hypothetical note receives $11.00, a return of 110% of the stated principal amount of the notes.

•
In Example 5, the underlying share price increases over the term of the notes and ends above the initial price of $140.  However, the underlying share price increases by more than the maximum quarterly performance in the fourth, sixth, seventh, tenth and twelfth quarterly valuation periods, and the quarterly performance for each of those periods is limited to the maximum of 1.07.  Any significant decrease in the underlying share price (see, for example, the fifth, eighth, ninth, eleventh, fourteenth and fifteenth quarterly valuation periods) is not subject to a corresponding limit.  Consequently, the share-based payment amount of $7.12 is significantly less than the simple price return of the underlying shares of $12.20.  Therefore, although the underlying share price increases 22% over the term of the notes, the amount payable at maturity for the hypothetical note is the minimum payment amount of $11.00 (equivalent to 110% of the stated principal amount).  The return on the notes is significantly less than the simple price return of the underlying shares of $12.20.

RISK FACTORS

The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest.  Investing in the notes is not equivalent to investing directly in the underlying shares.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary debt securities, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes.  Because no assurance can be given that the share-based payment amount due at maturity will exceed the minimum payment amount of $11.00, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The return of only the minimum payment amount on the notes at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest payments on the notes in exchange for the amount, if any, by which the share-based payment amount exceeds the principal amount of the notes.

The notes will not be listed
The notes will not be listed on any securities exchange.  Even if there is a secondary market, it may not provide significant liquidity.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes, but it is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•  the market price and relative performance of the underlying shares at any time and, in particular, on the specified period valuation dates,

• the volatility (frequency and magnitude of changes in value) of the underlying shares,

• the dividend rate on the underlying shares or the stocks underlying the MSCI Emerging Markets Index,

• interest and yield rates in the market,

• the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the MSCI Emerging Markets Index trade,

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares or the stocks underlying the MSCI Emerging Markets Index and stock markets generally, and that may affect the value of the underlying shares on the specific period valuation dates,

• the time remaining to the maturity of the notes,

• the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the share-based payment amount calculated to that date is less than or equal to $10, indicating that the magnitude of the decreases in the price of the underlying shares during previous quarterly valuation periods is greater than the increases in the price of the underlying shares during the other previous quarterly valuation periods.

You cannot predict the future performance and volatility of the underlying shares based on their historical performance.  We cannot guarantee that the quarterly performance of the underlying shares over the term of the notes will result in a share-based payment amount in excess of the minimum payment amount, which is 110% of the stated principal amount.

There are risks associated with investments in securities linked to the value of emerging markets equity securities
The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries.  Investments in securities linked to the value of emerging markets equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the notes is not equivalent to investing in the underlying shares
Because the share-based payment amount is based on the compounded quarterly return of the underlying share value during 20 quarterly valuation periods over the term of the notes and your participation in any quarterly increases is limited to the maximum quarterly performance, it is possible for the return on your investment in the notes (the effective yield to maturity) to be substantially less than the return of the underlying share value over the term of the notes.  As demonstrated by Examples 2, 3 and 5 under “Hypothetical Payouts on the Notes” above, an investment in the notes may result in a return that is less than the simple price return of the underlying shares.  The amount of the discrepancy, if any, between the share-based payment amount and the simple price return of the underlying shares will depend on how often and by how much any quarterly performances exceed the maximum quarterly performance during the 20 quarterly valuation periods over the term of the notes.

The maximum quarterly performance of the notes will operate to limit your participation in the increase in the price of the underlying shares during any quarterly valuation period to a maximum of 7% while your exposure to any decline in the price of the underlying shares during any quarterly valuation period will not be limited.  It is possible that increases in the price of the underlying shares during some quarterly valuation periods will be offset by declines in the price of the underlying shares during other quarterly valuation periods during the term of the notes.  However, because of the limits on your participation in quarterly increases in the price of the underlying shares resulting from the maximum quarterly performance, it is possible that increases in the price of the underlying shares that would otherwise offset declines in the price of the underlying shares will not in fact do so.  Consequently, as demonstrated in Example 5 under “Hypothetical Payouts on the Notes” above, it is possible that the share-based payment amount may be less than the minimum payment amount for the notes, even if the price of the underlying shares increases substantially over the term of the notes.  In that case, you would receive the corresponding minimum payment amount for such notes, which is less than the simple price return of the underlying shares.

As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks constituting the MSCI Emerging Markets Index.

You can review the historical prices of the underlying shares in the section of this pricing supplement called “Description of Notes—Historical Information.”

Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the notes
Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  MSCI is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI can add, delete or substitute the stocks underlying the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks constituting the iShares® MSCI Emerging Markets Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes.

The underlying shares and the MSCI Emerging Markets Index are different
The performance of the underlying shares may not exactly replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between this fund and the MSCI Emerging Markets Index or due to other extraordinary circumstances.  BFGA may invest up to 10% of the iShares® MSCI Emerging Markets Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares
MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  MSCI and MS & Co., the calculation agent, are each our subsidiaries.  MSCI is responsible for calculating and maintaining the MSCI Emerging Markets Index and the guidelines and policies governing its composition and calculation.  Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.

The policies and judgments for which MSCI is responsible concerning additions, deletions, substitutions and weightings of the component stocks and the manner in which certain changes affecting such component stocks are taken into account may affect the value of the MSCI Emerging Markets Index and, consequently, the price of the underlying shares, to the extent that the underlying shares generally track the MSCI Emerging Markets Index, and the value of the notes.  The inclusion of a component stock in the MSCI Emerging Markets Index is not an investment recommendation by Morgan Stanley or MSCI of that security.

MS & Co. and MSCI are under no obligation to consider your interests as an investor in the notes and will not do so.  Any such actions or judgments by MSCI or MS & Co. could adversely affect the price of the underlying shares and, consequently, the value of the notes.

As calculation agent, MS & Co. has determined the closing price of the underlying shares on the pricing date and will determine the closing prices for each period valuation date, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the calculation of the closing prices and any antidilution adjustments, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Market Disruption Event,” “—Antidilution Adjustments” and “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

The notes are subject to currency exchange rate risk
Because the closing price of the underlying shares generally reflects the U.S. dollar value of the securities represented in the MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security.  If, taking into account such weighting, the dollar strengthens against the currencies of the securities represented in the MSCI Emerging Markets Index, the value of the underlying shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

• existing and expected rates of inflation;

• existing and expected interest rate levels;

• the balance of payments; and

• the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the price of the underlying shares
MS & Co. and other affiliates of ours carried out and will continue to carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying shares), including trading in the underlying shares, in options contracts on the underlying shares as well as in other instruments related to the underlying shares.   MS & Co. and some of our other subsidiaries also trade the underlying shares, the stocks underlying the MSCI Emerging Markets Index and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we priced the notes for initial sale to the public could have increased the closing price of the underlying shares on the pricing date and, therefore, the price at which the underlying shares must trade on the successive period valuation dates before you receive a payment at maturity that exceeds the minimum payment amount.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the closing price of the underlying shares on each of the period valuation dates and, accordingly, the amount of cash you will receive at maturity.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Notes” refers to each $10 principal amount of any of our Minimum Return Resetting Capital Protected Notes due March 28, 2013, Based on the Shares of the iShares® MSCI Emerging Markets Index Fund.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$4,400,000

Underlying Shares	Shares of the iShares® MSCI Emerging Markets Index Fund

Pricing Date	March 24, 2008

Original Issue Date (Settlement Date)	March 31, 2008

Maturity Date
March 28, 2013, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the final Period Valuation Date for calculating the Share-based Payment Amount.

If, due to a Market Disruption Event or otherwise, the final Period Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the final Period Valuation Date as postponed.  See “—Period Valuation Dates” below.

Specified Currency	U.S. dollars

CUSIP Number	61747W182

Minimum Denominations	$10

Interest Rate	None

Issue Price per Note (Stated Principal Amount)	$10 (100%)

Maturity Redemption Amount
At maturity, you will receive for each Note an amount in cash equal to the Maturity Redemption Amount, which is equal to the greater of (i) the Share-based Payment Amount and (ii) the Minimum Payment Amount.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the Maturity Redemption Amount to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date) and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus.

Minimum Payment Amount	The Minimum Payment Amount for each Note is $11.00.

Share-based Payment Amount	The Share-based Payment Amount is equal to (i) $10 times (ii) the product of the Quarterly Performances for each Quarterly Valuation Period over the term of the Notes.

Quarterly Performance
With respect to any Quarterly Valuation Period, the Quarterly Performance will be determined by the Calculation Agent and will be equal to the lesser of (i) the Maximum Quarterly Performance and (ii) a fraction, the numerator of which will be the product of the Closing Price determined on the Period Valuation Date at the end of the Quarterly Valuation Period and the applicable Adjustment Factor, and the denominator of which will be the product of the Closing Price determined on the Period Valuation Date at the start of such Quarterly Valuation Period and the applicable Adjustment Factor.

Quarterly Valuation Periods
Each quarterly period from and including a Period Valuation Date to and including the immediately succeeding Period Valuation Date; provided that the first Quarterly Valuation Period will begin on the day we priced the Notes for initial sale to the public.

Closing Price of the Underlying Shares
on the Pricing Date	$134.01

Maximum Quarterly Performance	1.07 (a 7% increase per Quarterly Valuation Period)

Period Valuation Dates
The Period Valuation Dates will be the last scheduled Trading Day of each March, June, September and December, beginning March 2008 and ending in March 2013; provided that the Period Valuation Date in March 2008 will be the Pricing Date and the Period Valuation Date in March 2013 will be March 26, 2013, which is the second scheduled Trading Day prior to the Maturity Date.  The Period Valuation Dates will be subject to postponement as described in the following paragraph.

If there is a Market Disruption Event with respect to the Underlying Shares on any scheduled Period Valuation Date or if the scheduled  Period Valuation Date is not otherwise a Trading Day, the Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Closing Price
Subject to the provisions set out under  “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation” below, the Closing Price for the Underlying Shares (or one unit of any other security for which a Closing Price must be determined) on any Trading Day as of close means:

(i)    if the Underlying Shares (or any such other security) are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of

1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed or admitted to trading,

(ii) if the Underlying Shares (or any such other security) are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)   if the Underlying Shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of the Underlying Shares (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Antidilution Adjustments” and “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully  registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.

DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Market Disruption Event	Market Disruption Event means, with respect to the Underlying Shares:

(i)    the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)   the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the MSCI Emerging Markets Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or

(iii)   the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the MSCI Emerging Markets Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)  a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSCI Emerging Markets Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSCI Emerging Markets Index shall be based on a comparison of (x) the portion of the level of the MSCI Emerging Markets Index attributable to that security relative to (y) the overall level of the MSCI Emerging Markets Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the MSCI Emerging Markets Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI Emerging Markets Index or the Underlying Shares and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSCI Emerging Markets Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange
Relevant Exchange means the primary exchange or market of trading for any security (or any combination thereof) then included in the MSCI Emerging Markets Index or any Successor Index (as described below).

Alternate Exchange Calculation
in Case of an Event of Default	In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of the Notes shall be determined by the

Calculation Agent and shall be an amount in cash equal to the Maturity Redemption Amount calculated as though the Closing Price for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Closing Price on the date of acceleration.  Therefore, the Quarterly Performance for the then current Quarterly Valuation Period would be equal to the Closing Price on the date of acceleration divided by the Closing Price on the Period Valuation Date at the beginning of such Quarterly Valuation Period, and the Quarterly Performance for each remaining Quarterly Valuation Period would be equal to 1.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Maturity Redemption Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Quarterly Performance will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Share-based Payment Amount and the Maturity Redemption Amount payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Underlying Share Value, the Share-based Payment Amount, the Quarterly Performance or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments
If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

See also “—Discontinuance of the Underlying Shares and/or MSCI EAFE Index; Alteration of Method of Calculation.”

Discontinuance of the Underlying Shares and/or MSCI EAFE Index;
Alteration of Method of Calculation
If the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Underlying Shares for each successive Period Valuation Date following such Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the MSCI Emerging Markets Index (or any Successor Index, as described below) on such successive Period Valuation Date (taking into account any material changes in the method of calculating the MSCI Emerging Markets Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of the Underlying Shares and the denominator of which is the closing value of the MSCI Emerging Markets Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price of the Underlying Shares was available.

If MSCI discontinues publication of the MSCI Emerging Markets Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI Emerging Markets Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price following a Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day that any Closing Price is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the MSCI Emerging Markets Index prior to, and such discontinuance is continuing on, the Period Valuation Date following a Liquidation Event and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such date.  The Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI Emerging Markets Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the MSCI Emerging Markets Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index may adversely affect the value of the Notes.

The iShares® MSCI Emerging Markets
Index Fund; Public Information
iShares, Inc. (the “Company”) is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by the Company pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding the Company from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Company.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Company is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Company could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with the Company.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Company, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws.  As a prospective purchaser of the Notes, you should undertake an independent investigation of the Company as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).    The Notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Information
The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Underlying Shares for each quarter in the period from April 11, 2003 (date of inception of the fund) through March 24, 2008.  The Closing Price on March 24, 2008 was $134.01.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on any of the Period Valuation Dates.  We cannot give you any assurance that the price of the Underlying Shares will increase so that at maturity you will receive a payment in excess of the Minimum Payment Amount of $11.00. We cannot give you any assurance that the performance of the Underlying Shares will result in a Share-based Payment Amount in excess of the Minimum Payment Amount.

	High	Low	Period End
2003
Second Quarter (from April 11, 2003)	40.87	33.23	39.97
Third Quarter	47.66	40.40	45.31
Fourth Quarter	54.64	46.50	54.64
2004
First Quarter	59.51	55.15	58.50
Second Quarter	60.61	47.65	53.88
Third Quarter	57.50	50.89	57.50
Fourth Quarter	67.28	56.70	67.28
2005
First Quarter	73.95	63.63	67.60
Second Quarter	73.11	65.10	71.60
Third Quarter	85.02	71.83	84.88
Fourth Quarter	89.50	75.15	88.25
2006
First Quarter	100.78	91.55	99.00
Second Quarter	111.10	81.95	93.90
Third Quarter	99.30	87.60	96.77
Fourth Quarter	114.60	95.30	114.17
2007
First Quarter	118.63	105.29	116.50
Second Quarter	133.20	117.45	131.65

Third Quarter	150.40	118.50	149.45
Fourth Quarter	167.19	141.53	150.30
2008
First Quarter (through March 24, 2008)	151.10	126.47	134.01

Historical prices with respect to the Underlying Shares have been adjusted for a 3-for-1 stock split that was payable on June 8, 2005.

The following graph shows the daily Closing Prices of the Underlying Shares from April 11, 2003 through March 24, 2008.  We obtained the information in the graph from Bloomberg Financial Markets, without independent verification.

The MSCI Emerging Markets Index
The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.  The performance of the MSCI Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indices for the selected countries (the “Component Country Indices”).  As of June 2007, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.  Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market.  In general, all prices are taken from the main stock exchange in each market.  Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours.  It is also calculated on an end of day basis.  The MSCI Emerging Markets Index has a base date December 31, 1987.

We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The MSCI

Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of ours, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below. Neither MSCI nor we have any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index.

In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

MSCI may add additional Component Country Indices to the MSCI Emerging Markets Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes.  Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the MSCI Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the MSCI Emerging Markets Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI Emerging Markets Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EMERGING MARKETS INDEX.  THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EMERGING MARKETS INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX.  FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT

SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EMERGING MARKETS INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the MSCI Emerging Markets Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Emerging Markets Index.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we priced the Notes for initial sale to the public, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the Underlying Shares and in futures and options contracts on the Underlying Shares listed on major securities markets.  Such purchase activity could have increased the price of the Underlying Shares, and, therefore, effectively increased the prices at which the Underlying Shares must close on the Period Valuation Dates in order for you to receive at maturity a payment that exceeds the stated principal amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Period Valuation Dates, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Period Valuation Dates. We cannot give any assurance that our hedging activity will not affect the value of the Underlying Shares and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement; provided that the price will be $9.95 per Note and the agent’s commissions will be $0.25 per Note for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $9.925 per Note and the agent’s commissions will be $0.225 per Note for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $9.90 per Note and the agent’s commissions will be $0.20 per Note for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Securities.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers.  After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on March 31, 2008, which will be the fifth scheduled Business Day following the date of this pricing supplement.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation
The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

U.S. Holders

Please read the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant-yield basis in each year that they hold the Notes, and pay taxes annually on the amount of accrued OID, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Notes, as discussed in the accompanying prospectus supplement under the section called

“United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Optionally Exchangeable Notes ― Adjustments to Interest Accruals on the Notes.” Any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  We have determined that the comparable yield is an annual rate of 4.0392%, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for the Notes (assuming an issue price of $10) consists of a projected amount equal to $12.2118 due at maturity.

The following table states the amount of OID (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Notes) that will be deemed to have accrued with respect to the Notes for each accrual period (assuming a day-count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTES)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTES) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$0.1010	$0.1010
July 1, 2008 through December 31, 2008	$0.2040	$0.3050
January 1, 2009 through June 30, 2009	$0.2081	$0.5131
July 1, 2009 through December 31, 2009	$0.2123	$0.7254
January 1, 2010 through June 30, 2010	$0.2166	$0.9420
July 1, 2010 through December 31, 2010	$0.2210	$1.1630
January 1, 2011 through June 30, 2011	$0.2254	$1.3884
July 1, 2011 through December 31, 2011	$0.2300	$1.6184
January 1, 2012 through June 30, 2012	$0.2346	$1.8530
July 1, 2012 through December 31, 2012	$0.2394	$2.0924
January 1, 2013 through the Maturity Date	$0.1194	$2.2118

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S.

Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amount of the payment that will be made on the Notes.

Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes.  Subject to the discussion in the accompanying prospectus supplement concerning backup withholding, payments on the Notes by us or a paying agent to a Non-U.S. Holder (as defined in the accompanying prospectus supplement) and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of the Notes will not be subject to U.S. federal income or withholding tax, provided that the requirements described in the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders — Notes — In General” in the accompanying prospectus supplement are met.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Non-U.S. investors should consult their own tax advisers regarding the potential tax consequences of investing in the Notes.

You should consult your own tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.